UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2025

Ibotta, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-42018 (Commission File Number)	35-2426358 (I.R.S. Employer Identification Number)

1801 California Street, Suite 400 Denver, Colorado (Address of principal executive offices)		80202 (Zip Code)
303-593-1633
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value per share	IBTA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On August 11, 2025, Ibotta, Inc. (the "Company") announced the appointment of Matt Puckett (age 51) to serve as Chief Financial Officer ("CFO") and principal financial officer of the Company, effective August 25, 2025 (the "Start Date"). As CFO, Mr. Puckett will lead Ibotta's financial strategy and operations and investor relations teams. Most recently, Mr. Puckett served as Executive Vice President and Chief Financial Officer of VF Corporation (NYSE: VFC), a multi-billion global leader in branded lifestyle apparel and footwear. Over his 23-year tenure at VF Corporation, Mr. Puckett held multiple operating CFO roles, including a four-year international assignment in Switzerland overseeing finance across Europe and Asia. As enterprise CFO of VF Corporation from June 2021 to July 2024, Mr. Puckett led a large global finance team and oversaw investor relations, corporate finance, financial planning, and M&A. He has extensive expertise in stakeholder management, board and investor relations, and aligning financial strategy and capital allocation with business objectives. Prior to VF Corporation, Mr. Puckett held finance leadership roles in the furniture industry. He earned his Bachelor of Science in Accounting from the University of Virginia at Wise.

In connection with the appointment of Mr. Puckett, the Company entered into an offer letter with Mr. Puckett setting forth the material terms of his employment with the Company (the "Offer Letter"). Under the Offer Letter, Mr. Puckett is entitled to an annual base salary of $550,000.00 and an annual bonus with a target value of $450,000.00, which will be prorated and guaranteed for 2025. Following the Start Date, the Company will recommend to the Compensation Committee of the Company's Board of Directors that it approve an award of restricted stock units (“RSUs”) to Mr. Puckett in the amount of $9,000,000.00 of the Company’s Class A Common Stock (the "RSU Award"), with the number of RSUs awarded to be determined by dividing the dollar amount by the average of the closing prices of the Company’s Class A Common Stock during the period of seven consecutive trading days leading up to and including the RSU Award grant date. Twenty-five percent (25%) of the RSU Award will vest on the first quarterly vesting date following the one-year anniversary of the Start Date, subject to Mr. Puckett's continuing employment with the Company, and no RSUs shall vest before such date.

Mr. Puckett will become a party to a Change in Control and Severance Agreement on substantially the terms set forth on the Company's previously approved form. In addition, Mr. Puckett has executed the Company's standard form of indemnification agreement.

There are no family relationships between Mr. Puckett and any executive officer or director of the Company, there are no understandings or arrangements between Mr. Puckett and any other person pursuant to which Mr. Puckett was appointed as CFO, and Mr. Puckett has no transactions reportable under Item 404(a) of Regulation S-K.

The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is attached hereto as Exhibit 99.2 and incorporated by reference in this Item 5.02.

Departure of Interim Chief Financial Officer

    On the Start Date, Valarie Sheppard, the Company’s Interim Chief Financial Officer ("Interim CFO"), will step down as the Interim CFO. Ms. Sheppard will continue to serve on the Company's Board of Directors and is expected to return to her previous roles as Lead Independent Director, Chair of the Audit Committee, and member of the Compensation Committee.

A copy of the Company’s press release announcing Mr. Puckett's appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits
(d) The following exhibits are being filed herewith:

Exhibit No.	Description

99.1	Press Release Issued by Ibotta, Inc. dated August 11, 2025
99.2	Offer Letter for Matt Puckett, dated August 6, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IBOTTA, INC.

Date:	8/11/2025	By:	/s/ David T. Shapiro
David T. Shapiro
Chief Legal Officer & Corporate Secretary